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                                  Exhibit K-21
                              AES Foreign Breakout
                                Operating Income
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                              [Vertical Bar Chart]

X-axis (bottom of chart):

     1996
     1997
     1998
     1999


Y-axis (left side of chart): Percentages of AES Operating Income earned by AES's foreign operations, on a GAAP basis, Proportional Consolidated basis, and a Total Project basis (listed in increments of 10 percent between and including 0 and 100%)

[Bar Chart provides the below-listed percentages of AES operating income earned by AES's foreign operations on a GAAP basis, Proportional Consolidated basis, and a Total Project basis. GAAP percentages are reflected by violet bars, Proportional Consolidated percentages are reflected by red bars, and Total Project percentages are reflected by green bars]


                                    Proportional        Total
Year                  GAAP          Consolidated       Project
----                  ----          ------------       -------
1996                    9%               32%             67%
1997                   30%               58%             83%
1998                   59%               70%             87%
1999*                  53%               64%             88%


*    Assumes CILCORP operations for the last two months of 1999.